Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Rob Litt, 763-577-6187

INVESTOR CONTACT:	Christine Battist, 763-577-2828

THE MOSAIC COMPANY REPORTS SUBSTANTIAL INCREASE IN

SECOND QUARTER FISCAL 2011 NET EARNINGS

PLYMOUTH, MN, January 4, 2011 – The Mosaic Company (NYSE: MOS) announced today net earnings of $1.0 billion, or $2.29 per diluted share, for the second quarter ended November 30, 2010. The second quarter results include an after tax gain of $570 million, or $1.28 per share, on the sale of its interest in Fosfertil S.A. These results compare with net earnings of $107.8 million, or $0.24 per diluted share, for the second quarter ended November 30, 2009.

KEY ITEMS

•	Total phosphate sales volumes were 3.7 million tonnes and the average diammonium phosphate (DAP) selling price was $461 per tonne

•	Total potash sales volumes were 1.8 million tonnes and the average muriate of potash (MOP) selling price was $331 per tonne

•	Gross margin as a percent of net sales significantly improved to 29 percent, compared to 18 percent in the prior year

•	Cash flow from operating activities was $531.7 million for the second quarter of fiscal 2011 compared to $174.8 million in the prior year

•

Subsequent to the quarter end, the Company announced the redemption of the remaining $455.4 million aggregate principal amount of its 7-3/8% senior notes due December 2014. The redemption will occur on January 13, 2011

•	Mining a limited portion of Mosaic’s South Fort Meade phosphate mine resumed in early December as a result of a partial settlement of a legal dispute

Mosaic had net sales in the second quarter of fiscal 2011 of $2.7 billion, an increase from $1.7 billion compared to the same period last year.

Mosaic’s gross margin for the second quarter of fiscal 2011 was $768.3 million, or 29 percent of net sales, compared with $307.0 million, or 18 percent of net sales, a year ago. Second quarter operating earnings were $658.2 million, more than triple the operating earnings of $200.1 million last year. The increases in gross margin and operating earnings were primarily due to significantly higher phosphate selling prices and potash sales volumes, partially offset by higher sulfur and ammonia costs compared with a year ago.

“Mosaic is on pace for an outstanding year in fiscal 2011,” said Jim Prokopanko, President and Chief Executive Officer of Mosaic. “Our second quarter results reflect strong global phosphate and potash demand. Market conditions are excellent and we are beginning calendar 2011 against a backdrop of expected record phosphate and potash demand, low producer inventories and a very lean global distribution pipeline. It’s a great time to be the world’s leading producer of phosphate and potash.”

Phosphates

Net sales in the Phosphates segment were $2.0 billion for the second quarter compared to $1.3 billion last year. Phosphates’ second quarter gross margin was $476.3 million, or 24 percent of net sales, compared with $113.2 million, or 9 percent of net sales, for the same period a year ago. Operating earnings were $402.3 million, compared to $29.0 million in the prior year. The improvement in second quarter operating earnings was primarily due to significantly higher phosphate selling prices and record sales volumes, partially offset by higher sulfur and ammonia costs. Operating earnings a year ago included a pre-tax charge of $51.2 million associated with the permanent closure and write-off of certain assets in the Company’s Phosphates business.

The average second quarter DAP selling price, FOB plant, was $461 per tonne, compared to $287 a year ago. Phosphates segment total sales volumes were 3.7 million tonnes, compared to 3.3 million tonnes a year ago, driven by strong demand in North America.

Mosaic’s North American finished phosphate production was 2.1 million tonnes, or 88 percent of operational capacity, comparable to a year ago. The Company’s phosphate rock production was 2.5 million tonnes during the second quarter, down from 3.3 million tonnes a year ago, due to the temporary closure of the South Fort Meade phosphate rock mine. Finished phosphate production has not been impacted by reduced rock production primarily because of drawdown of rock inventory. Mining a limited portion of Mosaic’s South Fort Meade phosphate mine resumed in early December as a result of a partial settlement of a legal dispute.

“Our Phosphates business is generating strong results and operating earnings are outpacing those from our Potash segment so far this year,” stated Prokopanko. “We expect strong comparative phosphate volumes and pricing to continue throughout the second half of our fiscal year.”

Potash

Net sales in the Potash segment totaled $699.0 million for the second quarter compared to $414.3 million a year ago. The Potash segment’s gross margin was $285.2 million in the second quarter, or 41 percent of net sales, compared with $179.9 million, or 43 percent of net sales, in the same period last year. Operating earnings were $251.5 million in the second quarter, compared to $150.6 million in the prior year. The improvement in second quarter operating earnings was primarily due to significantly improved sales volumes and the favorable effect of higher production volumes, partially offset by a decline in selling prices and an increase in Canadian resource taxes and royalties. The increase in Canadian resource taxes and royalties was a result of improved potash demand and profitability.

The average second quarter MOP selling price, FOB plant, was $331 per tonne compared to $370 a year ago. Realized domestic MOP selling prices were higher than export prices this quarter, primarily due to strong demand in the North American fall application season and tight producer inventories. The Potash segment’s total sales volume for the second quarter of fiscal 2011 was 1.8 million tonnes compared to 1.0 million tonnes a year ago.

Potash production was 1.7 million tonnes, or 75 percent of operational capacity, an increase from 1.1 million tonnes, or 50 percent of operational capacity a year ago. The increase in sales and production was due to a return of demand as compared to the low levels of 2009.

“The potash market has gained momentum with a boost from the strong North American fall application season,” said Prokopanko. “We are increasing production rates to better meet strong customer demand.”

Other

Selling, general and administrative expenses were $89.3 million for the second quarter, compared to $82.9 million for the same period a year ago. Income tax expense was $281.3 million for the second quarter resulting in an effective tax rate of 22 percent, compared to $50.4 million, or 29 percent, for the same period last year. The provision for income taxes for the second quarter of fiscal 2011 includes a $115.5 million expense related to the Fosfertil sale.

Cash flow provided by operating activities in the second quarter of fiscal 2011 was $531.7 million compared to $174.8 million in the year ago quarter. The increase in cash flow from operating activities, primarily due to higher net earnings and a decline in inventories, funded the Company’s capital expenditures in the quarter of $291.0 million. In addition, the Company received $1.0 billion proceeds from the sale of its interest in Fosfertil. Mosaic’s total debt and cash and cash equivalents as of November 30, 2010 were $1.3 billion and $3.7 billion, respectively.

Year-to-Date

For the six months ended November 30, 2010, net sales were $4.9 billion, an increase of 54 percent from $3.2 billion reported a year ago. Year-to-date operating earnings were $1.1 billion compared to $334.3 million for the same period a year ago. Year-to-date selling, general and administrative expenses were $177.4 million compared to $164.3 million for the same period in fiscal 2010. Equity earnings were $4.9 million compared to a loss of $9.3 million last year. The first half of fiscal 2011 included a $685.6 million pre-tax gain on the sale of Mosaic’s interest in Fosfertil S.A.

Market Outlook

The market environment remains robust driven by increasingly strong demand prospects that are underpinned by profitable farm economics worldwide, record low producer inventories, a lean global distribution pipeline and strong farmer economics. Prices for a wide array of agricultural commodities from grains and oilseeds to fruits and vegetables are trading at extraordinarily high levels by historic standards and sending clear signals to farmers worldwide to plant more area and apply more technology, including fertilizer, to their 2011 crops.

Strong demand growth is expected to keep phosphate and potash markets tight until significant new capacity comes on line. Following outstanding application seasons in both North and South America, U.S. producers reported holding just 488,000 tonnes of DAP and MAP (monoammonium phosphate) on November 30, an all-time record low. North American potash producers reported inventories of 1.6 million tonnes of MOP, half of the level a year earlier and down more than 20 percent from a three year average for this date.

The Company estimates that global phosphate shipments climbed to a record level of 57.0 million tonnes in calendar 2010 and will increase to 59 to 61 million tonnes in calendar 2011. In India, DAP use is expected to increase another five percent in 2011/12 based on the increasingly positive outlook for agricultural commodity prices. Other key regions including the Americas, Europe, Oceania, and several other countries in Asia are forecast to register significant gains as well.

The Company estimates that global muriate of potash (MOP) shipments rebounded 59 percent to 49.7 million tonnes in calendar 2010 and will climb to 53 to 56 million tonnes in calendar 2011. Increases are projected in all major consuming and importing markets including the United States, Brazil, China, India and other Asian countries. Brazilian imports are projected to increase to about 6.5 to 7.0 million tonnes in 2011 while China’s imports are estimated to reach 6.0 to 6.5 million tonnes in 2011. India’s appetite for potash is expected to continue to climb to a record level in the 6.0 to 6.5 million tonne range in 2011.

“Underlying fundamentals for the crop nutrient industry are exceptional and outstanding farm economics worldwide support increased crop nutrient use,” Prokopanko added. “Global grain markets continue to signal to farmers that crop nutrients are a good investment to maximize yields.”

Financial Guidance

The Company’s third fiscal quarter is typically a seasonally low demand period with winter in the Northern Hemisphere and prime growing and harvest seasons in the Southern Hemisphere.

Total sales volumes for the Phosphates segment are expected to range from 2.4 to 2.7 million tonnes for the third quarter of fiscal 2011. Mosaic’s realized DAP price, FOB plant, for the third quarter of fiscal 2011 is estimated to range from $510 to $540 per tonne.

Total sales volumes for the Potash segment are expected to range from 1.9 to 2.1 million tonnes for the third quarter of fiscal 2011. Mosaic’s realized MOP price, FOB plant, for the third quarter of fiscal 2011 is estimated to range from $330 to $350 per tonne.

The Company’s operating rate at its North American phosphate operations is expected to exceed 85 percent of operational capacity during its third quarter. The third quarter operating rate in the Potash segment is expected to be above 90 percent of operational capacity.

The Company continues to advance its brownfield potash expansion plans at its three Saskatchewan, Canada mine sites and to fund projects that improve efficiencies. The Company has revised its guidance on capital spending due to shifting some potash sustaining projects into fiscal 2012. Capital spending for fiscal 2011 is expected to range from $1.2 to $1.4 billion.

Selling, general and administrative expenses are estimated to range from $360 to $380 million in fiscal 2011.

The Company has revised its guidance on Canadian resource taxes and royalties for fiscal 2011 due to improved potash demand and profitability. Canadian resource taxes and royalties are expected to range from $250 to $300 million. Canadian resource taxes and royalties are included as a component of cost of goods sold in the Company’s consolidated income statement.

Mosaic estimates an effective income tax rate in the mid to upper 20 percent range, exclusive of the sale of the Company’s equity investment in Fosfertil.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Wednesday, January 5, 2011 at 10:00 a.m. EST to discuss second quarter earnings results. Presentation slides and a simultaneous audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation and implementation of the U.S. Environmental Protection Agency’s numeric water quality standards for the discharge of nutrients into Florida lakes and streams; further developments in the lawsuit involving the federal wetlands permit for the extension of the Company’s South Fort Meade, Florida, mine into Hardee County, including orders, rulings, injunctions or other actions by the court or actions by the plaintiffs, the Army Corps of Engineers or others in relation to the lawsuit, or any actions the Company may identify and implement in an effort to mitigate the effects of the lawsuit; other difficulties or delays in receiving, or increased costs of, or revocation of, necessary governmental permits or approvals; the effectiveness of the Company’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental obligations, or Canadian resource taxes and royalties; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended November 30,		Six months ended November 30,
	2010	2009	2010	2009

Net sales	$2,674.8	$1,709.7	$4,863.1	$3,166.9
Cost of goods sold	1,906.5	1,402.7	3,590.1	2,637.7

Gross margin	768.3	307.0	1,273.0	529.2
Selling, general and administrative expenses	89.3	82.9	177.4	164.3
Other operating expenses	20.8	24.0	27.1	30.6

Operating earnings	658.2	200.1	1,068.5	334.3
Interest expense, net	5.6	11.9	12.6	26.8
Foreign currency transaction loss	(30.9)	(22.6)	(28.9)	(9.5)
Gain on sale of equity investment	685.6	—	685.6	—
Other income (expense)	(0.3)	5.6	(0.9)	6.0

Earnings from consolidated companies before income taxes	1,307.0	171.2	1,711.7	304.0
Provision for income taxes	281.3	50.4	390.9	83.2

Earnings from consolidated companies	1,025.7	120.8	1,320.8	220.8
Equity in net earnings (loss) of nonconsolidated companies	1.1	(11.8)	4.9	(9.3)

Net earnings including non-controlling interests	1,026.8	109.0	1,325.7	211.5
Less: Net earnings attributable to non-controlling interests	1.2	1.2	2.4	3.1

Net earnings attributable to Mosaic	$1,025.6	$107.8	$1,323.3	$208.4

Diluted net earnings per share attributable to Mosaic	$2.29	$0.24	$2.96	$0.47

Diluted weighted average number of shares outstanding	447.3	446.5	447.1	446.4

Condensed Consolidated Balance Sheets

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

Assets	November 30, 2010	May 31, 2010
Current assets:
Cash and cash equivalents	$3,659.4	$2,523.0
Receivables, net	671.6	614.8
Inventories	816.9	1,002.3
Deferred income taxes	111.8	115.7
Assets and investments held for sale	54.4	399.6
Other current assets	210.2	319.4

Total current assets	5,524.3	4,974.8
Property, plant and equipment, net	5,969.0	5,465.6
Investments in nonconsolidated companies	442.0	54.7
Goodwill	1,794.2	1,763.2
Other assets	469.9	449.4

Total assets	$14,199.4	$12,707.7

Liabilities and Equity
Current liabilities:
Short-term debt	$54.5	$83.1
Current maturities of long-term debt	466.3	15.2
Accounts payable and accrued liabilities	1,202.9	1,172.2
Deferred income taxes	46.3	33.4

Total current liabilities	1,770.0	1,303.9
Long-term debt, less current maturities	788.4	1,245.6
Deferred income taxes	501.1	501.7
Other noncurrent liabilities	869.1	908.1

Stockholders’ equity:
Common stock, $0.01 par value, 700.0 shares authorized:
Common stock, 446.1 and 445.4 shares issued and outstanding as of November 30, 2010 and May 31, 2010, respectively	4.5	4.5
Capital in excess of par value	2,556.0	2,523.0
Retained earnings	7,184.0	5,905.3
Accumulated other comprehensive income	496.7	289.4

Total Mosaic stockholders’ equity	10,241.2	8,722.2
Non-controlling interests	29.6	26.2

Total equity	10,270.8	8,748.4

Total liabilities and equity	$14,199.4	$12,707.7

Condensed Consolidated Statements of Cash Flows

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended November 30,		Six months ended November 30,
	2010	2009	2010	2009
Cash Flows from Operating Activities
Net earnings including non-controlling interests	$1,026.8	$109.0	$1,325.7	$211.5
Adjustments to reconcile net earnings including non-controlling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	105.7	138.9	210.4	231.0
Deferred income taxes	36.5	23.3	6.1	34.9
Equity in net earnings of nonconsolidated companies, net of dividends	2.0	11.8	(1.8)	9.3
Accretion expense for asset retirement obligations	7.2	7.1	14.3	15.0
Stock-based compensation expense	3.0	3.2	16.1	17.4
Unrealized gain on derivatives	(22.3)	(28.9)	(6.6)	(67.3)
Gain on sale of equity investment	(685.6)	—	(685.6)	—
Excess tax shortfall (benefit) related to stock option exercises	(7.4)	0.3	(6.2)	(0.1)
Other	(0.5)	2.7	(0.7)	2.0
Changes in assets and liabilities:	—	—
Receivables, net	(87.6)	(96.5)	(46.3)	15.0
Inventories, net	227.7	77.8	185.4	156.7
Other current and noncurrent assets	15.5	1.7	77.4	10.6
Accounts payable and accrued liabilities	(41.5)	(86.7)	47.2	(309.5)
Other noncurrent liabilities	(47.8)	11.1	(47.5)	20.7

Net cash provided by operating activities	531.7	174.8	1,087.9	347.2
Cash Flows from Investing Activities
Capital expenditures	(291.0)	(190.6)	(585.7)	(426.8)
Proceeds from sale of equity investment	1,030.0	—	1,030.0	—
Purchase of equity investment	—	—	(385.3)	—
Proceeds from sale of business	—	12.9	—	12.9
Restricted cash	(2.0)	22.8	(2.0)	22.8
Other	3.0	0.3	1.4	0.4

Net cash provided by (used in) investing activities	740.0	(154.6)	58.4	(390.7)
Cash Flows from Financing Activities
Payments of short-term debt	(134.0)	(57.9)	(224.9)	(121.1)
Proceeds from issuance of short-term debt	112.6	90.8	196.3	168.5
Payments of long-term debt	(3.8)	(17.7)	(7.5)	(35.1)
Proceeds from issuance of long-term debt	0.7	—	0.7	0.6
Payment of tender premium on debt	—	—	—	(5.5)
Proceeds from stock options exercised	9.2	2.8	10.7	5.0
Dividends paid to non-controlling interests	—	(0.8)	(0.1)	(0.9)
Excess tax (shortfall) benefit related to stock option exercises	7.4	(0.3)	6.2	0.1
Cash dividends paid	(22.3)	(22.6)	(44.6)	(44.8)

Net cash used in financing activities	(30.2)	(5.7)	(63.2)	(33.2)
Effect of exchange rate changes on cash	55.2	34.9	53.3	21.6

Net change in cash and cash equivalents	1,296.7	49.4	1,136.4	(55.1)
Cash and cash equivalents - beginning of period	2,362.7	2,598.7	2,523.0	2,703.2

Cash and cash equivalents - end of period	$3,659.4	$2,648.1	$3,659.4	$2,648.1

Supplemental Disclosure of Cash Flow Information:

Cash paid during the period for:
Interest (net of amount capitalized)	$—	$—	$21.7	$32.8
Income taxes (net of refunds)	229.3	103.5	306.5	374.5

Condensed Consolidated Financial Highlights

The Mosaic Company	(dollars in millions)

	Three months ended November 30,		Increase/ (Decrease)		Six months ended November 30,		Increase/ (Decrease)
	2010	2009	Amount	%	2010	2009	Amount	%

Net sales:
Phosphates (a)	$1,974.0	$1,328.0	$646.0	49%	$3,555.0	$2,522.5	$1,032.5	41%
Potash	699.0	414.3	284.7	69%	1,320.9	747.6	573.3	77%
Corporate/Other (b)	1.8	(32.6)	34.4	NM	(12.8)	(103.2)	90.4	(88%)

	$2,674.8	$1,709.7	$965.1	56%	$4,863.1	$3,166.9	$1,696.2	54%

Gross margin:
Phosphates (c)	$476.3	$113.2	$363.1	321%	$721.2	$227.6	$493.6	217%
Potash	285.2	179.9	105.3	59%	541.9	304.5	237.4	78%
Corporate/Other (b)	6.8	13.9	(7.1)	(51%)	9.9	(2.9)	12.8	NM

	$768.3	$307.0	$461.3	150%	$1,273.0	$529.2	$743.8	141%

Operating earnings:
Phosphates (c)	$402.3	$29.0	$373.3	NM	$580.3	$75.5	$504.8	NM
Potash	251.5	150.6	100.9	67%	469.5	249.9	219.6	88%
Corporate/Other (b)	4.4	20.5	(16.1)	(79%)	18.7	8.9	9.8	NM

	$658.2	$200.1	$458.1	229%	$1,068.5	$334.3	$734.2	220%

Depreciation, depletion and amortization:
Phosphates (c)	$58.5	$103.1	$(44.6)	(43%)	$119.6	$163.0	$(43.4)	(27%)
Potash	44.7	33.1	11.6	35%	84.7	62.8	21.9	35%
Corporate/Other	2.5	2.7	(0.2)	(7%)	6.1	5.2	0.9	17%

	$105.7	$138.9	$(33.2)	(24%)	$210.4	$231.0	$(20.6)	(9%)

(a)

Includes PhosChem sales for its other member of $119 million and $77 million for the three months ended November 30, 2010 and 2009. Includes PhosChem sales for its other member of $273 million and $188 million for the six months ended November 30, 2010 and 2009. PhosChem is a consolidated subsidiary of Mosaic.

(b)	Includes elimination of intersegment sales.
(c)

Includes accelerated depreciation of $39.8 million associated with the permanent closure of previously idled facilities and equipment in our Phosphates operations for the three and six months ended November 30, 2009.

The Mosaic Company

	Three months ended November 30,		Increase/ (Decrease)		Six months ended November 30,		Increase/ (Decrease)
	2010	2009	Amount	%	2010	2009	Amount	%

Sales volumes
(000 tonnes):
Phosphates Segment
Phosphates
Crop Nutrients (a): North America	972	559	413	74%	1,825	1,242	583	47%
International	1,264	1,646	(382)	(23%)	2,347	2,807	(460)	(16%)
Crop Nutrient Blends (b)	867	692	175	25%	1,567	1,394	173	12%
Feed Phosphates	149	161	(12)	(7%)	270	311	(41)	(13%)
Other (c)	421	279	142	51%	738	473	265	56%

Total Phosphates Segment Tonnes (a)	3,673	3,337	336	10%	6,747	6,227	520	8%

Potash Segment
Potash
Crop Nutrients (d): North America	910	299	611	204%	1,587	408	1,179	289%
International	737	524	213	41%	1,587	1,032	555	54%
Non agricultural	155	207	(52)	(25%)	306	385	(79)	(21%)

Total Potash Segment Tonnes	1,802	1,030	772	75%	3,480	1,825	1,655	91%

Production volumes (North America)
(000 tonnes):
Phosphates (e)	2,139	2,135	4	0%	4,297	4,092	205	5%
Potash	1,678	1,106	572	52%	3,118	1,876	1,242	66%

Average selling price per metric tonne:
DAP (f)	$461	$287	$174	61%	$447	$283	$164	58%
Crop Nutrient Blends (b) (g)	459	405	54	13%	436	403	33	8%
MOP (f)	331	370	(39)	(11%)	331	363	(32)	(9%)

Average cost per unit:
Ammonia (tonne)	$361	$241	$120	50%	$376	$250	$126	50%
Sulfur (long ton)	134	51	83	163%	143	41	102	249%

Canadian resource taxes and royalties (h)	$79	$15	$64	427%	$131	$32	$99	309%

(a)	Phosphates volumes represent dry product tonnes. Excludes tonnes sold by PhosChem for its other member.
(b)	The average product mix for blends (by volumes) contains approximately 50% phosphate, 25% potash and 25% nitrogen, although this mix can differ based on seasonal and other factors.
(c)	Other volumes are primarily single superphosphate, potash and urea sold in countries outside North America.
(d)	Potash volumes include intersegment sales, and exclude tonnes mined under a third party tolling arrangement.
(e)	Includes crop nutrient dry concentrates and animal feed ingredients.
(f)	FOB plant, sales to unrelated parties.
(g)	FOB destination.
(h)	Amounts in millions of U.S. dollars.